Supplement to
Prospectus Supplement dated August 18, 1999
(To Prospectus dated May 20, 1999)


                                            $16,660,000

                                Vanderbilt Mortgage and Finance, Inc.
                                         Seller and Servicer

                                    Manufactured Housing Contract
                     Senior/Subordinate Pass-Through Certificates, Series 1999C

                                      Class I B-2 Certificates


Carefully consider the risk           The Certificates:
factors in the Prospectus
Supplement and the Prospectus.        o    This Supplement relates to the offering of the Class I B-2
                                           Certificates of the Series referenced above. This Supplement
The offered certificates                   does not contain complete information about the offering of the
represent obligations of the               Class I B-2 Certificates. Additional information is contained
trust only and do not                      in the accompanying Prospectus Supplement dated August 18, 1999
represent an interest in or                prepared in connection with the offering of Series 1999C
obligation of Vanderbilt                   Certificates and in the related Prospectus dated May 20, 1999.
Mortgage and Finance, Inc.,                You are urged to read this Supplement, the Prospectus
JPMorgan Chase Bank (formerly              Supplement and the Prospectus in full.
known as The Chase Manhattan
Bank) or any of their                 o    On the issuance date the Original Class Principal Balance of
affiliates (except to the                  the Class I B-2 Certificates was $16,660,000. As of February 7,
extent of the limited                      2002 the Class Principal Balance of the Class I B-2
guarantee of the Class I B-2               Certificates was $16,660,000.
Certificates by Clayton Homes,
Inc.)
                                     ------------------------------------------------------------------------------------
This Supplement to the                                      Class                                           Proceeds
Prospectus Supplement may be                              Principal      Price to       Underwriting           To
used to offer and sell the                                 Balance        Public          Discount          Company
certificates only if                 ------------------------------------------------------------------------------------
accompanied by the Prospectus           Class I B-2      $16,660,000     99.59375%         0.600%        $16,492,359.00
Supplement and the Prospectus.          Certificates(1)
                                     ------------------------------------------------------------------------------------

                                        (1) Plus accrued interest, if any, at the applicable rate from March 1, 2002.


                                         Closing Date:


                                      o    March 1, 2002.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                           BEAR, STEARNS & CO. INC.

                               February 21, 2002

                   IMPORTANT NOTICE ABOUT INFORMATION IN THE
              PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT
                          AND THIS SUPPLEMENT THERETO

         We tell you about the certificates in separate documents that progressively provide more detail: (a) the prospectus, which provides general information, some of which may not apply to a particular series of certificates, including your series; (b) the prospectus supplement related to the particular terms of your series of certificates and (c) this supplement to the prospectus supplement providing additional information with respect to your certificates.

         If the terms of your series of certificates described in the prospectus supplement and this supplement vary from the prospectus, you should rely on the information in the prospectus supplement and this supplement. If the terms of your certificates described in this supplement vary from the prospectus supplement and prospectus, you should rely on the information in this supplement.

         You should rely only on the information contained in this document or information to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                    REPORTS TO HOLDERS OF THE CERTIFICATES

         We will provide to the holders of certificates of each series certain monthly and annual reports concerning the certificates and the related trust fund. For a more complete description of the reports you will receive, please read the section entitled "Description of the Certificates -- Reports to Certificateholders" in the prospectus supplement relating to your series.

                      WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires the filing of certain information with the Securities and Exchange Commission, including annual, quarterly and special reports, proxy statements and other information. Vanderbilt Mortgage and Finance, Inc. and Clayton Homes, Inc. have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You can read and copy the registration statement, as well as other filed documents, at the Securities and Exchange Commission's public reference facilities located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also visit the Securities and Exchange Commission's web site at http://www.sec.gov to access available filings.

         Clayton Homes, Inc. has securities other than the certificates listed on the New York Stock Exchange. You may inspect reports and other information concerning those securities at the New York Stock Exchange.

         The Securities and Exchange Commission allows us to "incorporate by reference" some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of the prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. With respect to any class of certificates that is supported by a guarantee of Clayton Homes, Inc., we are incorporating by reference the following documents into the prospectus, the related prospectus supplement and this supplement thereto:

          o Clayton Homes, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2001; and

          o Clayton Homes, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2001.

         We are also incorporating by reference into the prospectus, the related prospectus supplement and this supplement thereto:

          o any document filed by Vanderbilt Mortgage and Finance, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, after the date of the prospectus and prior to the termination of the offering of the certificates issued by the trust; and

          o any document: (i) that relates to a class of certificates supported by a guarantee of Clayton Homes, Inc. and (ii) that is filed by Clayton Homes, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, after the date of the prospectus and prior to the termination of the offering of the certificates issued by the trust.

         We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents incorporated by reference in the prospectus (other than certain exhibits to such documents). Please direct your requests for copies of documents filed by Vanderbilt Mortgage and Finance, Inc. to its principal executive office at 500 Alcoa Trail, Maryville, Tennessee 37804, Attention: David Jordan, Secretary, telephone number: (865) 380-3515. Please direct your requests for copies of documents filed by Clayton Homes, Inc. to its principal executive office at 5000 Clayton Road, Maryville, Tennessee 37804, Attention: Kevin T. Clayton, President and Chief Executive Officer, telephone number: (865) 380-3000.

         This Supplement is qualified in its entirety by reference to the detailed information appearing in the accompanying Prospectus Supplement and Prospectus. Certain capitalized terms used in this Supplement are defined in the Prospectus Supplement or the Prospectus.

                               THE CONTRACT POOL


         As of January 25, 2002 (the "Reference Date"), the Contract Pool included approximately 7,195 Contracts having an aggregate outstanding principal balance of approximately $267,484,171.00. The Group I Contracts included approximately 4,587 Contracts having an aggregate outstanding principal balance of approximately $173,718.435.00.

         The following table summarizes the delinquency and foreclosure experience of the Contracts as of the Reference Date.



                                                                                             As of
                                                                                        January 25, 2002
                                                                                        ----------------
Total Number of Contracts Outstanding..............................................          4,587
Total Delinquencies as a Percent of Contracts Outstanding at Period End (1)........
      31-59 days...................................................................          4.62%
      60-89 days...................................................................          1.87%
      90 days or more (excluding pending foreclosures).............................          2.39%
                                                                                             -----
Total Delinquencies................................................................          8.88%
                                                                                             =====

--------------
(1)  As a percentage of the total number of Contracts as of the Reference
     Date.


         The following section replaces in its entirety the section in the Prospectus Supplement entitled "Vanderbilt Mortgage and Finance, Inc.":



                     VANDERBILT MORTGAGE AND FINANCE, INC.

         The following information supplements the information in the Prospectus under the heading "Vanderbilt Mortgage and Finance, Inc." and "Underwriting Policies" in the Prospectus.

         The volume of manufactured housing contracts originated by Vanderbilt for the periods indicated below and certain other information at the end of such periods are as follows:



                                               Vanderbilt Contract Origination


                                                                                                                 Six Month
                                                                   Year Ended June 30,                          Period Ended
                                            ------------------------------------------------------------------    Dec. 31,
                                                1997         1998         1999          2000         2001           2001
                                                ----         ----         ----          ----         ----       -------------
Principal Balance of Contracts
   Originated (in thousands)............       $646,624     $801,865   $1,085,484      $982,570     $815,058      $415,283
Number of Contracts Originated..........         21,691       24,304       30,165        26,161       21,720        10,442
Average Contract Size(l)................       $ 29,811     $ 32,993   $   35,985      $ 37,559     $ 37,526      $ 39,770
Average Interest Rate(l)................         11.10%       10.51%       10.40%        10.85%       11.67%        10.19%


-------------
(1) As of period end.

   The following table shows the size of the portfolio of manufactured housing contracts serviced by Vanderbilt on the dates indicated:


                                                 Vanderbilt Contract Servicing Portfolio

                                                                       At June 30,                                   At
                                             -----------------------------------------------------------------    Dec. 31,
                                                1997         1998         1999          2000         2001           2001
                                                ----         ----         ----          ----         ----        ---------
Total Number of Contracts
   Being Serviced(l)....................       85,912       108,045      119,396      129,814       137,494       150,516
Originated by Vanderbilt(2).............       75,455       86,245       98,963       108,887       114,317       117,959
Acquired from other institutions(3).....       10,457       21,800       20,433        20,927       23,177         32,557

---------------
(1)  Excludes contracts serviced by Vanderbilt on behalf of third parties other than Vanderbilt-sponsored trusts.
(2)  Includes contracts purchased from dealers affiliated with Clayton.
(3)  Excludes contracts serviced for Vanderbilt by 21st Mortgage as a sub-servicer.



                                                     Vanderbilt Delinquency Experience(1)


                                                                           At June 30,                               At
                                                    -----------------------------------------------------------   Dec. 31,
                                                       1997        1998        1999        2000        2001         2001
                                                       ----        ----        ----        ----        ----      ---------
Total Number of Contracts
   Outstanding(2)..............................        85,912      108,045     119,396     129,814     137,494      150,516
   Vanderbilt Originations.....................        75,455       86,245      98,963     108,887     114,317      117,959
   Acquisitions from other institutions(3).....        10,457       21,800      20,433      20,927      23,177       32,557
Number of Contracts Delinquent(4):
   Total 30 to 59 days past due................         1,159        2,045       1,274       1,510       1,881        3,647
   Vanderbilt Originations.....................           982        1,048       1,016         962       1,245        2,232
   Acquisitions from other institutions(3).....           177          997         258         548         636        1,415
Total 60 to 89 days past due...................           284          568         453         511         693        1,067
   Vanderbilt Originations.....................           236          268         332         339         496          652
   Acquisitions from other institutions(3).....            48          300         121         172         197          415
Total 90 days or more past due.................           590        1,486       1,222       1,522       1,994        2,682
   Vanderbilt Originations.....................           440          547         610         809       1,219        1,592
   Acquisitions from other institutions(3).....           150          939         612         713         775        1,090
Total Contracts Delinquent(5)..................         2,033        4,099       2,949       3,543       4,568        7,396
   Vanderbilt Originations.....................         1,658        1,863       1,958       2,110       2,960        4,476
   Acquisitions from other institutions(3).....           375        2,236         991       1,433       1,608        2,920
Total Contracts Delinquent(6)..................         1,789        3,603       2,467       2,841       3,561        6,370
   Vanderbilt Originations.....................         1,503        1,711       1,825       1,820       2,428        3,972
   Acquisitions from other institutions(3).....           286        1,892         642       1,021       1,133        2,398
Total Delinquencies as a Percent(7) of
   Contracts Outstanding(5)....................          2.37%       3.79%       2.47%       2.73%       3.32%         4.91%
   Vanderbilt Originations.....................          2.20%       2.16%       1.98%       1.94%       2.59%         3.79%
   Acquisitions from other institutions(3).....          3.59%      10.26%       4.85%       6.85%       6.94%         8.97%
Total Delinquencies as a Percent(7)
   of Contracts Outstanding(6).................          2.08%       3.34%       2.07%       2.19%       2.59%         4.23%
   Vanderbilt Originations.....................          1.99%       1.98%       1.84%       1.67%       2.12%         3.37%
   Acquisitions from other institutions(3).....          2.74%       8.68%       3.14%       4.88%       4.89%         7.37%


-------------------
(1) Includes data on contracts originated by Vanderbilt and portfolios acquired by Vanderbilt from other financial institutions, as described under "Vanderbilt Mortgage and Finance, Inc." in the prospectus. Excludes contracts acquired from 21st Mortgage.
(2) Excludes contracts serviced by Vanderbilt on behalf of third parties other than Vanderbilt-sponsored trusts.
(3)  Excludes contracts acquired from 21st Mortgage.
(4) Includes contracts that were repossessed during the prior 30-day period, and based on number of days payments are contractually past due (assuming 30-day months). Consequently, a payment due on the first day of a month is not 30 days delinquent until the first day of the following month.

(5)  Includes contracts that were repossessed during the prior 30-day period.
(6)  Excludes contracts that were repossessed during the prior 30-day period.
(7)  By number of contracts.

         The following table sets forth the loan loss/repossession experience of Vanderbilt and its affiliates for the manufactured housing contracts serviced by Vanderbilt:


                                            Vanderbilt Loan Loss/Repossession Experience(l)


                                                                                                              At or for the
                                                                                                                Six Month
                                                           At or for the Year Ended June 30,                   Period Ended
                                           ------------------------------------------------------------------    Dec. 31,
                                               1997         1998          1999         2000         2001            2001
                                               ----         ----          ----         ----         ----       ------------
                                                                (Dollars in thousands)
Total Number of Contracts
   Serviced(2)...........................       85,912        99,819      119,396      129,814       137,494         150,516
   Vanderbilt Originations...............       75,455        86,245       98,963      108,887       114,317         117,959
   Other Acquisitions(3).................       10,457        13,574       20,433       20,927        23,177          32,557
Aggregate Principal Balance of
   Contracts Serviced(4).................   $1,910,438    $2,340,583   $3,204,787   $3,713,688    $4,120,308      $4,239,193
   Vanderbilt Originations...............   $1,749,645    $2,190,183   $2,787,204   $3,262,055    $3,541,402      $3,677,840
   Other Acquisitions(3)(7)..............   $  160,793    $  150,400   $  417,583   $  451,633    $  578,906      $  561,353
Net Losses from Contract
   Liquidations:
   Total Dollars(5)......................   $      715    $   17,861   $   39,764   $   49,751    $   69,371      $   42,065
   Vanderbilt Originations...............   $   (1,622)   $   15,099   $   24,671   $   37,552    $   56,266      $   36,507
   Other Acquisitions(3).................   $    2,337    $    2,762   $   15,093   $   12,199    $   13,105      $    5,558
Percentage of Average Principal
   Balance(6)............................         0.04%         0.84%        1.37%        1.44%         1.77%           2.01%
   Vanderbilt Originations...............       (0.10)%         0.77%        0.99%        1.24%         1.65%           2.02%
   Other Acquisitions(3).................         1.76%         1.70%        3.68%        2.81%         2.54%           1.95%
Total Number of Contracts in
   Repossession(2).......................           937         1,682        1,857        2,231         2,652           2,930
   Vanderbilt Originations...............           885         1,229        1,374        1,774         2,191           2,420
   Other Acquisitions(3).................            52           453          483          457           461             510


-----------------
(1) Includes data on contracts originated by Vanderbilt and portfolios acquired by Vanderbilt from other financial institutions, as described under "Vanderbilt Mortgage and Finance, Inc." in the Prospectus. Excludes contracts acquired from 21st Mortgage.
(2) Excludes contracts serviced by Vanderbilt on behalf of third parties other than Vanderbilt-sponsored trusts.
(3)  Excludes contracts acquired from 21st Mortgage.
(4)  As of period end.
(5) For the year ended June 30, 1997, the calculation of net losses has been determined after all accrued and unpaid interest was written off and does not include repossession and other liquidation expenses. For that period, data with respect to repossession and other liquidation expenses generally were not maintained by dealers on a separately identifiable basis, and, therefore, this information was not available to Vanderbilt. Vanderbilt believes that it would not be unusual for those expenses to have been equal to 15 % of the scheduled principal balance of a defaulted contract. However, actual expenses may have been higher or lower. For the periods ended subsequent to June 30, 1997, data with respect to repossession and other liquidation expenses have been maintained by dealers and made available to Vanderbilt. Vanderbilt has, therefore, included dealer repossession and liquidation expense data in the numbers calculated for such periods. Because of the different computational method used, amounts shown for the periods ended June 30, 1997, are not comparable to prior periods.
(6) As a percentage of the average principal balance of all contracts being serviced during the period. Percentages have been annualized.
(7) Excludes a portfolio of approximately $447,777,342 acquired on December 21, 2001.

         Vanderbilt believes that its historical loss experience has been favorably affected by its capacity to resell repossessed units through dealers owned by Clayton and to make needed repairs on repossessed units through the facilities of such dealers, rather than paying the rates charged by unaffiliated parties. If Vanderbilt is replaced as

Servicer of the Contracts, the successor Servicer may not have access to the Clayton dealer network and, as a consequence, the loss experience on the Contracts may be adversely affected.

         The data presented in the preceding tables are for illustrative purposes only, and there is no assurance that the delinquency, loan loss and repossession experience of Contracts in the Contract Pool will be similar to that set forth above. The delinquency, loan loss and repossession experience of manufactured housing contracts historically has been sharply affected by a downturn in regional or local economic conditions. For instance, such a downturn and higher levels of delinquency, loan loss and repossession were experienced in areas dependent on the oil and gas industry. These regional or local economic conditions are often volatile, and no predictions can be made regarding future economic loss upon repossession. In addition, an increased supply of used units in one region may in turn affect the supply in other regions, thus affecting economic loss upon liquidation in such other regions. Information regarding the geographic location, at origination, of the Manufactured Homes securing the Contracts in the Contract Pool is set forth under "The Contract Pool" herein.

         The following section replaces in its entirety the section in the Prospectus Supplement entitled "Ratio of Earnings to Fixed Charges for Clayton":

                RATIO OF EARNINGS TO FIXED CHARGES FOR CLAYTON

         Set forth below are Clayton's ratios of earnings to fixed charges for the past five years and the six months ended December 31, 2001. For the purposes of compiling these ratios, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the interest portion of rent expense.



                                                                                                                 For the
                                                                                                                Six Month
                                                                   For Year Ended June 30,                   Period Ended
                                                   ---------------------------------------------------------    Dec. 31,
                                                      1997       1998        1999        2000       2001          2001
                                                      ----       ----        ----        ----       ----     ------------
Ratio of Earnings to Fixed Charges.............      39.98       41.23      12.48*      28.65       22.89        20.05


-----------------
* The reduction in the earnings to fixed charges ratio for the year ended June 30, 1999 compared to prior years was due primarily to an increase in interest expense as a result of increased borrowings by Clayton and its consolidated companies. The requisite financing for recent acquisitions of contracts, the funding of a Clayton stock repurchase program and general working capital needs attributed to such rise in Clayton's outstanding debt obligations. For additional financial information we refer you to Clayton's annual 10-K report for fiscal years ended June 30, 1999, June 30, 2000 and June 30, 2001 and quarterly 10-Q report for the quarter ended December 31, 2001, which were previously filed with the SEC.



                  DESCRIPTION OF THE CLASS I B-2 CERTIFICATES


         The Class I B-2 Certificates are Subordinate Certificates. See "Description of the Certificates--Group I Certificates and the Senior/Subordinate Structure" in the Prospectus Supplement. To the extent funds are available therefor, the Class I B-2 Certificates will be entitled to receive interest and principal in the amount of the Group I Available Distribution Amount for such Class as described in the Prospectus Supplement under "Description of the Certificates--Distributions". It is unlikely that the holders of the Class I B-2 Certificates will receive distributions of principal on any Remittance Date prior to the Remittance Date on which the Class I B Principal Distribution Test is met. Additional information relating to distributions of certain payments in respect of principal with respect to the Class I B-2 Certificates are set forth in the Prospectus Supplement under "Description of the Certificates--Distributions".

         Losses on Liquidated Contracts in Group I will be allocated to the Class I B-2 Certificates as described in the Prospectus Supplement under "Description of the Certificates--Losses on Liquidated Contracts". However, the Class I B-2 Certificates will have the benefit of the Limited Guarantee from Clayton Homes, Inc. ("Clayton") or the Alternate Credit Enhancement. See "Description of the Certificates--Limited Guarantee of Clayton" in the Prospectus Supplement.

         As of February 7, 2002 (the "Certificate Date"), the Class Principal Balance of the Class I B-2 Certificates was approximately $16,660,000, evidencing an undivided interest of approximately 9.60% in the then current principal balance of the Group I Contracts. As of the Certificate Date, the Group I Senior Certificates had an aggregate principal balance of approximately $124,788,837.51 and evidenced in the aggregate a beneficial ownership interest of approximately 71.89% in the then current principal balance of the Group I Contracts.

Reports to Certificateholders

         The most recent monthly statement that has been furnished to Certificateholders of record on the most recent Remittance Date is included herein as Exhibit 1.

The Trustee

         JPMorgan Chase Bank, a New York banking corporation formerly known as The Chase Manhattan Bank, has its corporate trust offices at 450 West 33rd Street, 15th Floor, New York, New York 10001. Vanderbilt and its affiliates may engage in commercial transactions with the trustee from time to time.



                      YIELD AND PREPAYMENT CONSIDERATIONS

         See "Yield and Prepayment Considerations" in the Prospectus Supplement for information related to the Class I B-2 Certificates. The information set forth in the table in the Prospectus Supplement entitled "Percent of the Original Principal Balance of the Class I B-2 Certificates at the Respective Percentages of the Prepayment Model Set Forth Below" is subject to the assumptions set forth in "Yield and Prepayment Considerations--Group I Assumptions" in the Prospectus Supplement.



                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Class I B-2 Certificates were not issued with original issue discount ("OID") for federal income tax purposes. An investor who purchases the Class I B-2 Certificates at a discount from their original issue price will be treated as having purchased the Certificates at a market discount, and an investor who purchases such Certificates for an amount greater than their original issue price will be treated as having purchased the Certificates at a premium. See "Certain Federal Income Tax Consequences - Market Discount" "-Amortizable Premium" in the Prospectus and "Certain Federal Income Tax Consequences" in the Prospectus Supplement. For purposes of determining the amount and the rate of accrual of any market discount, Vanderbilt intends to assume that there will be prepayments on the Contracts at a rate equal 225% of the Prepayment Model.

         Prospective purchasers of the Class I B-2 Certificates should consider carefully the income tax consequences of an investment in the Class I B-2 Certificates discussed under "Certain Federal Income Tax Consequences" in the Prospectus Supplement and in the Prospectus. Such purchasers should also consult their own tax advisors with respect to those consequences.


                             ERISA CONSIDERATIONS


         Prospective purchasers of the Class I B-2 Certificates should consider carefully the ERISA consequences of an investment in the Class I B-2 Certificates discussed under "ERISA Considerations" in the Prospectus, the Prospectus Supplement and herein, and should consult their own advisors with respect to those consequences. As described in the Prospectus Supplement, the Class I B-2 Certificates originally did not qualify for any exemption under ERISA.

                                    RATINGS


         The Class I B-2 Certificates are currently rated "Baa2" by Moody's Investors Service, Inc. and "BBB" by Fitch, Inc. See "Certificate Rating" in the Prospectus Supplement.


                                USE OF PROCEEDS


         Substantially all of the net proceeds to be received from the sale of the Class I B-2 Certificates will be added to the general funds of Vanderbilt.


                        LEGAL INVESTMENT CONSIDERATIONS


         The Class I B-2 Certificates will not constitute "mortgage related securities" under the Secondary Mortgage Market Enhancement Act of 1984. "See Legal Investment Considerations" in the Prospectus Supplement.


                                 UNDERWRITING


         Subject to the terms and conditions set forth in an agreement (the "Underwriting Agreement") between Vanderbilt and the Bear, Stearns & Co. Inc. (the "Underwriter"), Vanderbilt has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from Vanderbilt the Class I B-2 Certificates. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Class I B-2 Certificates offered hereby, if any, Class I B-2 Certificates are purchased.

         Vanderbilt has been advised by the Underwriter that they propose initially to offer the Class I B-2 Certificates to the public at the offering price set forth on the cover page hereof and to certain dealers at such price less concessions not to exceed 0.600% of the Class Principal Balance of the Class I B-2 Certificates.

         The Underwriter intends to make a secondary market in the Class I B-2 Certificates, but has no obligation to do so. There can be no assurance that a secondary market for the Class I B-2 Certificates will develop or, if it does develop, that it will continue.

         Pursuant to the Underwriting Agreement, Vanderbilt has agreed to indemnify the Underwriter against certain liabilities including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriter may be required to make in respect thereof.



                                    EXPERTS

         The consolidated financial statements of Clayton as of June 30, 2000 and 2001 and for each of the three years in the period ended June 30, 2001, incorporated by reference herein, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  $16,660,000



                     Vanderbilt Mortgage and Finance, Inc.
                              Seller and Servicer



                         Manufactured Housing Contract
          Senior/Subordinate Pass-Through Certificates, Series 1999C


                           Class I B-2 Certificates




                             -------------------

                      SUPPLEMENT TO PROSPECTUS SUPPLEMENT

                             -------------------



                           BEAR, STEARNS & CO. INC.


         You should rely only on the information contained or incorporated by reference in this supplement to the prospectus supplement, the prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

         We are not offering the Series 1999C Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Class I B-2 Certificates in any state where the offer is not permitted.

         We do not claim that the information in this supplement to the prospectus supplement, the prospectus supplement and prospectus is accurate as of any date other than the dates stated on the respective covers.

         Dealers will deliver a supplement to the prospectus supplement, prospectus supplement and prospectus when acting as underwriters of the Series 1999C Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Class I B-2 Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Series 1999C Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Class I B-2 Certificates will be required to deliver a supplement to the prospectus supplement, prospectus supplement and prospectus for ninety days following the date of this supplement to the prospectus supplement.

       February 21, 2002

                                  Exhibit 1


Chase Bank, Trustee                                                         Determination Date:              04-Feb-02
Manufactured Housing Contracts                                              Remittance Date:                 07-Feb-02
Senior/Subordinated Pass-Through Certificates Series 1999C                  For the Period Ended:            25-Jan-02
                                                                            Lock-Out Date:                      Sep-04
Information for Clauses (a) through (s), Section 7.01 -   GROUP I

                                                                            Class I A-1         Class I A-2         Class I A-3
  (a)  Class I A and Class I B Distribution Amounts                           2,435,300.78        271,783.33          264,629.17

  (b)  Formula Principal Distribution Amount
       (a) Scheduled Principal Due                                              409,864.46
       (b) Partial Prepayments Received                                         230,846.49
       (c) Principal Payments in Full (Scheduled Balance)                     1,783,803.05
       (d) Liquidated Contract Scheduled Balance                                      0.00
       (e) Section 3.05 Purchase Scheduled Balance                                    0.00
       (f) Previously Undistributed Shortfalls in (a) through (e)                     0.00

                                                                             -------------      -------------      -------------
Total Principal Distribution                                                  2,424,514.00               0.00               0.00

  (c)  Interest Distribution                                                     10,786.78         271,783.33         264,629.17
       Unpaid Interest Shortfall                                                      0.00               0.00               0.00

                                                                             -------------      -------------      -------------
Total Interest Distribution                                                      10,786.78         271,783.33         264,629.17

  (d)  Beginning Class I A and Class I B Principal Balance                    6,004,351.51      46,000,000.00      43,000,000.00
       Less: Principal Distribution                                           2,424,514.00               0.00               0.00

                                                                             -------------      -------------      -------------
       Remaining Class A and Class B Principal Balance                        3,579,837.51      46,000,000.00      43,000,000.00

  (e)  Fees Due Servicer
       Monthly Servicing Fee                                                    183,336.82      (h)              Pool Factor
       Section 8.06 Reimbursement Amount                                              0.00      Class I A-1          0.05264467
       Section 6.02 Reimbursement Amount                                          8,173.18      Class I A-2          1.00000000
       Reimburseable Fees                                                             0.00      Class I A-3          1.00000000
                                                                                                Class I A-4          1.00000000
                                                                             -------------      Class I A-5          1.00000000
Total Fees Due Servicer                                                         191,510.00      Class I M-1          1.00000000
                                                                                                Class I B-1          1.00000000
                                                                                                Class I B-2          1.00000000


                                                                          Class I A-4           Class I A-5         Class I M-1
  (a)  Class I A and Class I B Distribution Amounts                         202,916.70            87,321.21           65,212.00

  (b)  Formula Principal Distribution Amount
       (a) Scheduled Principal Due
       (b) Partial Prepayments Received
       (c) Principal Payments in Full (Scheduled Balance)
       (d) Liquidated Contract Scheduled Balance
       (e) Section 3.05 Purchase Scheduled Balance
       (f) Previously Undistributed Shortfalls in (a) through (e)
                                                                            ------------       -------------     ------------
Total Principal Distribution                                                        0.00                0.00             0.00

  (c)  Interest Distribution                                                  202,916.70           87,321.21        65,212.00
       Unpaid Interest Shortfall                                                    0.00                0.00             0.00
                                                                             ------------       -------------     ------------
Total Interest Distribution                                                    202,916.70           87,321.21        65,212.00

  (d)  Beginning Class I A and Class I B Principal Balance                  32,209,000.00       13,090,000.00     9,520,000.00
       Less: Principal Distribution                                                  0.00                0.00             0.00
                                                                            -------------       -------------     ------------
       Remaining Class A and Class B Principal Balance                      32,209,000.00       13,090,000.00     9,520,000.00

  (e)  Fees Due Servicer
       Monthly Servicing Fee                                                                    Original Balance     Rate
       Section 8.06 Reimbursement Amount                                                           68,000,000.00     2.0863%
       Section 6.02 Reimbursement Amount                                                           46,000,000.00     7.0900%
       Reimburseable Fees                                                                          43,000,000.00     7.3850%
                                                                                                   32,209,000.00     7.5600%
                                                                                                   13,090,000.00     8.0050%
Total Fees Due Servicer                                                                             9,520,000.00     8.2200%
                                                                                                    9,520,000.00     8.4000%
                                                                                                   16,660,000.00     8.4000%


  (a)  Class I A and Class I B Distribution Amounts                         Class I B-1        Class I B-2
                                                                              66,640.00          116,620.00
  (b)  Formula Principal Distribution Amount
       (a) Scheduled Principal Due
       (b) Partial Prepayments Received
       (c) Principal Payments in Full (Scheduled Balance)
       (d) Liquidated Contract Scheduled Balance
       (e) Section 3.05 Purchase Scheduled Balance
       (f) Previously Undistributed Shortfalls in (a) through (e)
                                                                           ------------       ---------------
Total Principal Distribution                                                       0.00                 0.00

  (c)  Interest Distribution                                                  66,640.00           116,620.00
       Unpaid Interest Shortfall                                                   0.00                 0.00
                                                                           ------------        -------------
Total Interest Distribution                                                   66,640.00           116,620.00

  (d)  Beginning Class I A and Class I B Principal Balance                 9,520,000.00        16,660,000.00
       Less: Principal Distribution                                                0.00                 0.00
                                                                           ------------        -------------
       Remaining Class A and Class B Principal Balance                     9,520,000.00        16,660,000.00

  (e)  Fees Due Servicer
       Monthly Servicing Fee                                                    1.8663%   Libor
       Section 8.06 Reimbursement Amount                                          0.22%   Spread
       Section 6.02 Reimbursement Amount
       Reimburseable Fees

Total Fees Due Servicer



                                                               No. of         Unpaid Principal
  (f)  Delinquency as of the Due Period                      Contracts            Balance

           31-59 Days Delinquent                                160              5,633,865
           60-89 Days Delinquent                                 79              1,548,644
           90+ Days Delinquent                                  105              4,496,582

       3-Month Avg Thirty-Day Delinquency Ratio    6.49%
       3-Month Avg Sixty-Day Delinquency Ratio     3.22%


                                            No. of          Unpaid Principal
   Delinquency as of Calendar Month End     Contracts           Balance

   31-59 Days Delinquent                       76             2,529,699
   60-89 Days Delinquent                       30             1,184,531
   90+ Days Delinquent                         98             4,263,093

      3-Month Avg Thirty-Day Delinquency Ratio     4.39%
      3-Month Avg Sixty-Day Delinquency Ratio      2.99%



Chase Bank, Trustee                                                         Determination Date:              04-Feb-02
Manufactured Housing Contracts                                              Remittance Date:                 07-Feb-02
Senior/Subordinated Pass-Through Certificates Series 1999C                  For the Period Ended:            25-Jan-02
                                                                            Lock-Out Date:                      Sep-04

  (g)  Section 3.05 Repurchases                                    0.00

  (i)  Class R Distribution Amount                                 0.00            Acquisition Loss Amount
       Reposession Profits                                         0.00
                                                                             Current Month Acquisition Loss Amount       181,453
  (j)  Principal Balance of Contracts in Repossession      2,579,100.26      Cumulative Acquisition Loss Amount        2,700,300

  (k)  Aggregate Net Liquidation Losses                            0.00      Current Realized Loss Ratio             1.08%
                                                                             Cumulative Realized Loss Ratio          1.13%
  (l)  (x) Class B-2 Formula Distribution Amount             116,620.00
       (y) Remaining Amount Available                        329,589.02
                                                          -------------
       Amount of (x) over (y)                                      0.00

  (m)  Class B-2 Liquidation Loss Amount                           0.00

  (n)  Guarantee Payment                                                               0.00

  (o)  Unadvanced Shortfalls                                                           0.00

                                                                No.                $
  (p)  Units repossessed                                        16                 783,591.58

  (q)  Principal Prepayments paid                                                2,014,649.54

  (r)  Scheduled Principal Payments                                                409,864.46

  (s)  Weighted Average Interest Rate                                                   9.66%




Chase Bank, Trustee                                                         Determination Date:              04-Feb-02
Manufactured Housing Contracts                                              Remittance Date:                 07-Feb-02
Senior/Subordinated Pass-Through Certificates Series 1999C                  For the Period Ended:            25-Jan-02
                                                                            Lock-Out Date:                      Sep-04

            Computation of Available Distribution Amount

(i)  Certificate Account Balance at Monthly Cutoff-Vanderbilt                    3,468,805.64
     Certificate Account Balance at Monthly Cutoff-SubServicer-21st                317,753.87
     Certificate Account Balance at Monthly Cutoff-SubServicer-CC                  290,219.16
(ii) Monthly Advance made                                                                0.00
(iii)Section 5.05 Certificate Fund Income-Vanderbilt                                 3,348.31
(iii)Section 5.05 Certificate Fund Income-SubServicer-21st                             353.38
(iii)Section 5.05 Certificate Fund Income-SubServicer-CC                               264.42
(v) Principal due Holders                                                                0.00
Less:
(i) Scheduled Payments of principal and interest
    due subsequent to the Due Period-Vanderbilt                                    130,746.67
(i) Scheduled Payments of principal and interest
    due subsequent to the Due Period-SubServicer-21st                               18,239.03
(i) Scheduled Payments of principal and interest
    due subsequent to the Due Period-SubServicer-CC                                 16,856.87
(ii) Due to the Servicer Pursuant to Section 6.02:
   (i)   Section 3.05 Purchases (Due Seller)                                             0.00
   (ii)  Reimbursement for taxes from Liquidation Proceeds                               0.00
   (iii) Monthly Servicing Fee                                                     183,336.82
   (iv)  Reimbursable Liquidation Expenses                                           8,173.18
   (v)   Section 6.04 (c) reimbursement                                                  0.00
   (vi)  Section 8.06 reimbursement                                                      0.00
   (vii) Amounts not required to be deposited-SubServicer-21st                           0.00

Total Due Servicer                                                                 191,510.00

Available Distribution Amount-Vanderbilt                                         3,149,897.28
Available Distribution Amount-SubServicer-21st                                     299,868.22
Available Distribution Amount-SubServicer-CC                                       273,626.71
To Class A and B                                                                 3,510,423.19

Monthly Excess Cashflow                                                            212,969.02

Weighted Average Remaining Term (months)                                               208.00

     Scheduled Balance Computation

     Prior Month Balance                                                       176,003,351.51


     Current Balance                              173,718,434.81
                   Adv Principal                       48,847.84
                   Del Principal                      188,445.14
     Pool Scheduled Balance                                                    173,578,837.51




Chase Bank, Trustee                                                         Determination Date:              04-Feb-02
Manufactured Housing Contracts                                              Remittance Date:                 07-Feb-02
Senior/Subordinated Pass-Through Certificates Series 1999C                  For the Period Ended:            25-Jan-02
                                                                            Lock-Out Date:                      Sep-04

     Principal Payments in Full                     1,783,803.05
     Partial Prepayments                              230,846.49

     Scheduled Principal                              409,864.46

     Collateral Balance                                                        173,718,434.81




Chase Bank, Trustee                                                                         Determination Date:          04-Feb-02
Manufactured Housing Contracts                                                              Remittance Date:             07-Feb-02
Senior/Subordinated Pass-Through Certificates Series 1999C                                  For the Period Ended:        25-Jan-02
                                                                                            Lock-Out Date:                  Sep-04
Information for Clauses (v) through (ap), Section 7.01 -             GROUP II
                                                                      Class II A-1           Class II B-1         Class II B-2
 (v)   Class II A and Class II B Distribution Amounts                    1,890,346.07              32,741.22            36,351.56


 (w)   Formula Principal Distribution Amount
       (a) Scheduled Principal Due                                         230,227.06
       (b) Partial Prepayments Received                                     73,277.78
       (c) Principal Payments in Full (Scheduled Balance)                1,477,993.68
       (d) Liquidated Contract Scheduled Balance                                 0.00
       (e) Section 3.05 Purchase Scheduled Balance                               0.00
       (f)  Previously Undistributed Shortfalls in (a) through (e)               0.00
       (g)  Accelerated Principal Payment                                        0.00
                                                                         -------------         -------------        -------------
 Total Principal Distribution                                            1,781,498.52                   0.00                 0.00

 (x)   Interest Distribution                                               108,847.55              32,741.22            36,351.56
       Unpaid Interest Shortfall                                                 0.00                   0.00                 0.00
                                                                        --------------         -------------        --------------
 Total Interest Distribution                                               108,847.55              32,741.22            36,351.56

 (y)   Beginning Class I A and Class I B Principal Balance              56,023,757.53          15,543,000.00         8,675,000.00
       Less: Principal Distribution                                      1,781,498.52                   0.00                 0.00
                                                                        -------------          -------------        -------------
       Remaining Class A and Class B Principal Balance                  54,242,259.01          15,543,000.00         8,675,000.00

 (z)   Fees Due Servicer
       Monthly Servicing Fee                                                99,399.00       (ac)                      Pool Factor
       Section 8.06 Reimbursement Amount                                         0.00           Class II A-1           0.49203791
       Section 6.02 Reimbursement Amount                                         0.00           Class II B-1           1.00000000
       Reimburseable Fees                                                        0.00           Class II B-2           1.00000000
                                                                                                Class II B-3           1.00000000
                                                                         ------------
 Total Fees Due Servicer                                                    99,399.00

                                                                      Class II B-3
(v)   Class II A and Class II B Distribution Amounts                        42,410.86


(w)   Formula Principal Distribution Amount
      (a) Scheduled Principal Due
      (b) Partial Prepayments Received
      (c) Principal Payments in Full (Scheduled Balance)
      (d) Liquidated Contract Scheduled Balance
      (e) Section 3.05 Purchase Scheduled Balance
      (f)  Previously Undistributed Shortfalls in (a) through (e)
      (g)  Accelerated Principal Payment
                                                                        --------------
Total Principal Distribution                                                     0.00

(x)   Interest Distribution                                                 42,410.86
      Unpaid Interest Shortfall                                                  0.00
                                                                        --------------
Total Interest Distribution                                                 42,410.86

(y)   Beginning Class I A and Class I B Principal Balance               10,121,000.00
      Less: Principal Distribution                                               0.00
                                                                        --------------
      Remaining Class A and Class B Principal Balance                   10,121,000.00

(z)   Fees Due Servicer
      Monthly Servicing Fee                         Original Balance       Rate   Libor        Spread
      Section 8.06 Reimbursement Amount               110,240,000.00     2.2563%    1.8663%       0.39%    56,023,758    1,264,036
      Section 6.02 Reimbursement Amount                15,543,000.00     2.4463%                  0.58%    15,543,000      380,221
      Reimburseable Fees                                8,675,000.00     4.8663%                  3.00%     8,675,000      422,147
                                                       10,121,000.00     4.8663%                  3.00%    10,121,000      492,513
                                                                                                          -----------    ---------
Total Fees Due Servicer                                                                                    90,362,758    2,558,917


                                                             No. of     Unpaid Principal
 (aa)  Delinquency as of the Due Period                     Contracts        Balance

           31-59 Days Delinquent                               178         6,487,848
           60-89 Days Delinquent                               34          1,094,521
            90+ Days Delinquent                                40          1,540,736

       3-Month Avg Thirty-Day Delinquency Ratio    9.60%
       3-Month Avg Sixty-Day Delinquency Ratio     2.95%


 (ab)  Section 3.05 Repurchases                                                 0.00

 (ad)  Class R Distribution Amount                                        748,262.59
       Reposession Profits                                                      0.00

 (ae)  Principal Balance of Contracts in Repossession                      31,803.12

 (af)  Aggregate Net Liquidation Losses                                         0.00

 (ag)  (x) Class B-3 Formula Distribution Amount                           42,410.86
       (y) Remaining Amount Available                                     577,704.43
                                                                          ----------



                                                                   No. of      Unpaid Principal
      Delinquency as of Calendar Month End                        Contracts         Balance

          31-59 Days Delinquent                                       82          2,763,186
          60-89 Days Delinquent                                       25            862,764
           90+ Days Delinquent                                        37          1,414,007

      3-Month Avg Thirty-Day Delinquency Ratio                                   4.98%
      3-Month Avg Sixty-Day Delinquency Ratio                                    1.90%

      Current Realized Loss Ratio                                                0.00%
      Cumulative Realized Loss Ratio                                             0.00%



Chase Bank, Trustee                                                         Determination Date:              04-Feb-02
Manufactured Housing Contracts                                              Remittance Date:                 07-Feb-02
Senior/Subordinated Pass-Through Certificates Series 1999C                  For the Period Ended:            25-Jan-02
                                                                            Lock-Out Date:                      Sep-04


       Amount of (x) over (y)                                                                           0.00

 (ah)  Class B-2 Liquidation Loss Amount                                                                0.00

 (ai)  Guarantee Payment                                                                                0.00

 (aj)  Unadvanced Shortfalls                                                                            0.00
                                                                                No.            $
 (ak)  Units repossessed                                                          6               149,072.64

 (al)  Principal Prepayments paid                                                               1,551,271.46

 (am)  Scheduled Principal Payments                                                               230,227.06

 (an)  Weighted Average Interest Rate                                                                 10.18%





Chase Bank, Trustee                                                                         Determination Date:          04-Feb-02
Manufactured Housing Contracts                                                              Remittance Date:             07-Feb-02
Senior/Subordinated Pass-Through Certificates Series 1999C                                  For the Period Ended:        25-Jan-02
                                                                                            Lock-Out Date:                  Sep-04


                      Computation of Available Distribution Amount

(i)   Certificate Account Balance at Monthly Cutoff-Vanderbilt                                  2,671,031.37
(ii)  Monthly Advance made                                                                              0.00
(iii) Section 5.05 Certificate Fund Income-Vanderbilt                                               2,409.68
(iv)  Principal due Holders                                                                             0.00
Less:
(i)   Scheduled Payments of principal and interest
      due subsequent to the Due Period-Vanderbilt                                                  36,898.77
(ii)  Due to the Servicer Pursuant to Section 6.02:
   (i)   Section 3.05 Purchases (Due Seller)                                                            0.00
   (ii)  Reimbursement for taxes from Liquidation Proceeds                                              0.00
   (iii) Monthly Servicing Fee                                                                     99,399.00
   (iv)  Reimbursable Liquidation Expenses                                                              0.00
   (v)   Section 6.04 (c) reimbursement                                                                 0.00
   (vi)  Section 8.06 reimbursement                                                                     0.00
   (vii) Amounts not required to be deposited-SubServicer                                               0.00

Total Due Servicer                                                                                 99,399.00

Available Distribution Amount                                                                   2,537,143.28
To Class A and B - Scheduled Principal and Interest                                             2,001,849.71

Monthly Excess Cashflow Class II                                                                  535,293.57
Monthly Excess Cashflow Class I                                                                   212,969.02

Accelerated Principal Payment                                                                           0.00

Weighted Average Remaining Term (months)                                                              201.00

       Scheduled Balance Computation


       Prior Month Balance                                                                     95,423,041.53


       Current Balance                                                93,765,736.31
                       Adv Principal                                       9,445.97
                       Del Principal                                     133,639.27
       Pool Scheduled Balance                                                                  93,641,543.01

       Principal Payments in Full                                      1,477,993.68
       Partial Prepayments                                                73,277.78

       Scheduled Principal                                               230,227.06


       Collateral Balance                                                                      93,765,736.31

       Overcollateralization Amount                                                                5,060,284
       Required Overcollateralization Amount                                                       5,060,284



Chase Bank, Trustee                                                                         Determination Date:          04-Feb-02
Manufactured Housing Contracts                                                              Remittance Date:             07-Feb-02
Senior/Subordinated Pass-Through Certificates Series 1999C                                  For the Period Ended:        25-Jan-02
                                                                                            Lock-Out Date:                  Sep-04


     The Undersigned certified that he is the Controller of Vanderbilt Mortgage and Finance, Inc., a Tennessee corporation (the "Servicer") and that as such he is duly authorized to execute and deliver this certificate on behalf of the Servicer pursuant to Section 7.02 of the Pooling and Servicing Agreement (the "Agreement") dated as of July 26, 1999 by and among Vanderbilt Mortgage and Finance, Inc., Vanderbilt Mortgage and Finance, Inc., as Seller and Servicer, and Chase Manhattan Bank, as Trustee (all capitalized terms used herein without definition having the respective meanings specified in the Agreement), and further certifies that:


     1. The Monthly Report for the period from December 26, 2001 to January 25, 2002 attached to this certificate is complete and accurate in accordance with the requirements of Sections 7.01 and 7.02 of the Agreement; and

     2. As of the date hereof, no Event of Default or event that with notice or lapse of time or both would become an Event of Default has occurred.

     IN WITNESS WHEREOF, I have affixed hereunto my signature this 4th day of February, 2002.


                                    Vanderbilt Mortgage and Finance, Inc.


                                    By              David R. Jordan
                                        ---------------------------------
                                               David R. Jordan, Secretary
99-C GROUP II